EXHIBIT 99.1

           Teletouch Reports Results For First Quarter of Fiscal 2004

    TYLER, Texas, Oct. 16 /PRNewswire-FirstCall/ -- Teletouch Communications, Inc. (Amex: TLL) today reported results for the first quarter ended
August 31, 2003.

    "We continued to pay down debt in the first quarter, reducing short-term debt by $109,000 and long-term debt by $450,000," stated J. Kernan Crotty, President of Teletouch Communications, Inc. "At the end of the first quarter, total debt was $348,000 compared with $869,000 in the first quarter of last year. Our cash flow remains positive and we generated $1,093,000 in cash flow from operations during the latest quarter.

    "Our growth plans are focused on our new telemetry business and potential acquisitions that we are reviewing. We introduced the GeoTrax telemetry product in July, which monitors detached equipment such as trailers, containers and rail cars. We have a number of major companies evaluating the GeoTrax product and early indications are favorable," continued Mr. Crotty.


    First Quarter 2004 Results

    Total revenues for the first quarter were $6.9 million compared with $10.1 million in the first quarter of fiscal 2003. The revenue decline since last year was primarily due to the Company's decision to exit the retail business last year, fewer pagers in service and a reduction in average revenue per unit*(ARPU). Pagers in service declined to 207,171 compared with 255,401 for the first quarter of fiscal 2003. The decline in pagers in service was the result of the reduced demand for one-way paging, lower sales through resellers and fewer pager sales to individuals following the close of the majority of Teletouch's retail stores. ARPU declined to $8.88 in the latest quarter compared with $8.98 for the first quarter of fiscal 2003. Product sales declined to $0.8 million compared with $2.5 million in the first quarter of last fiscal year primarily due to the Company's exit from the retail business that resulted in a significant decline in cellular sales.

    Operating and selling expense declined in the latest quarter primarily due to the exit from the retail business. Operating income for the first quarter of fiscal 2004 was $267,000 compared with an operating income of $259,000 in the same period of the prior year.

    Net income applicable to common stockholders was $104,000 in the first quarter of fiscal 2004 compared with $124,000 in the first quarter of fiscal 2003. Net income per diluted share was $0.00 compared with $0.00 in the same period of the prior year.


    *Use of Non-GAAP Financial Measures

    ARPU is defined as average revenue per unit. Teletouch presents
ARPU because its management uses the measure to evaluate the Company's performance and to allocate resources. In addition, Teletouch believes
ARPU is a measure of performance used by some commercial banks, investment banks, investors, analysts and others to make informed investment decisions. ARPU is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP.


    About Teletouch Communications, Inc.

    Teletouch Communications provides wireless messaging, telemetry services, cellular and two-way radio communications services in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Oklahoma, Texas and Tennessee. The Company focuses on smaller metropolitan markets where it believes there are less competition and more opportunity for internal growth than in larger metropolitan areas. Teletouch's common stock is traded on the American Stock Exchange under the stock symbol TLL.


               Additional financial information on Teletouch is
                    available at the Internet web address:
                           http://www.teletouch.com

                 Teletouch Paging services are available at:
                           http://www.teletouch.com


    The statements in this press release which are not historical fact are forward-looking statements that involve risks and uncertainties including, but not limited to, pricing by competitors, entry of new competitors, changes in the paging industry, regulatory approvals and developments and other risks detailed in current filings with the Securities and Exchange Commission.



                        TELETOUCH COMMUNICATIONS, INC.
                             Financial Highlights
                   (In thousands, except per share amounts)

                                              First Quarter Ended
                                             August 31,   August 31,
                                                2003         2002


    Service, rent and maintenance revenue      $6,177       $7,550
    Product sales revenue                         772        2,501

      Total revenues                            6,949       10,051

    Net book value of products sold              (611)      (1,776)

                                                6,338        8,275
    Operating income                              267          259

    Net income                                    104          124
    Net income applicable to common stock         104          124

    Earnings per share
      Basic                                     $0.02        $0.03
      Diluted                                   $0.00        $0.00

    Average weighted shares outstanding
      Basic                                     4,547        4,793
      Diluted                                  55,234      109,554



                        TELETOUCH COMMUNICATIONS, INC.
                      Selected Balance Sheet Highlights
                                (In thousands)

                                               August 31,    May 31,
                                                 2003         2003


    Cash and cash equivalents                    $627         $668
    Short-term debt                                --          109
    Current portion of long-term debt               8           --
    Long-term debt, net of current portion        348          760



SOURCE  Teletouch Communications, Inc.
    -0-                             10/16/2003
    /CONTACT: J. Kernan Crotty, President of Teletouch Communications, Inc., +1-800-865-8353/
    /Web site:  http://www.teletouch.com /
    (TLL)

CO:  Teletouch Communications, Inc.
ST:  Texas
IN:  TLS CPR
SU:  ERN